EXHIBIT 21
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                                 SUBSIDIARIES OF
                  KLEIN ENGINES & COMPETITION COMPONENTS, INC.



Name of Subsidiary                                        State of Incorporation
------------------                                        ----------------------

K-Way, Inc.                                                        Nevada
Klein Competition Components, Inc.                                 Nevada